EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Third Quarter 2021 Results
•Declared quarterly distribution of $0.4714 per unit; 29th consecutive quarterly distribution
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership in the third quarter of 2021 of $12.8 million, or $0.36 per limited partner unit, a decrease of $5.7 million compared to third quarter 2020 net income attributable to the Partnership of $18.5 million. The decrease in net income was a result of reduced sales to Westlake attributable to a buyer deficiency fee from Westlake Chemical Corporation (“Westlake Chemical”) that was recognized in the third quarter of 2020 in connection with Hurricanes Laura and Delta as well as the commencement of the planned turnaround of Westlake Chemical OpCo LP's ("OpCo") Petro 2 facility and associated planned production outage for the turnaround of Petro 2. Cash flows from operating activities in the third quarter of 2021 were $99.5 million, a decrease of $17.7 million compared to third quarter 2020 cash flows from operating activities of $117.2 million. This decrease in cash flows from operating activities was primarily due to lower earnings. For the three months ended September 30, 2021, MLP distributable cash flow of $13.0 million decreased by $8.2 million from third quarter 2020 MLP distributable cash flow of $21.2 million. The decrease in operating cash flows and MLP distributable cash flow was primarily attributable to lower earnings at OpCo and higher maintenance costs.
Third quarter 2021 net income attributable to the Partnership of $12.8 million decreased by $12.3 million compared to second quarter 2021 net income attributable to the Partnership of $25.1 million. This decrease was primarily attributable to lower production at OpCo and lower third-party sales. Additionally, second quarter 2021 net income attributable to the Partnership benefited from a buyer deficiency fee associated with year-to-date lower planned production that was a result of Winter Storm Uri. Third quarter 2021 cash flows from operating activities of $99.5 million decreased by $32.2 million compared to second quarter 2021 cash flows from operating activities of $131.7 million. Third quarter 2021 MLP distributable cash flow of $13.0 million decreased by $12.5 million compared to second quarter 2021 MLP distributable cash flow of $25.5 million. This decrease in MLP distributable cash flow was primarily due to lower earnings at OpCo.
Net income attributable to the Partnership of $53.0 million, or $1.51 per limited partner unit, for the nine months ended September 30, 2021 increased by $1.9 million compared to the first nine months of 2020 net income attributable to the Partnership of $51.1 million. Cash flows from operating activities in the first nine months of 2021 were $386.6 million, an increase of $45.7 million compared to the first nine months of 2020 cash flows from operating activities of $340.9 million. This increase in cash flows from operating activities versus the prior-year period was primarily due to the receipt of a prior year receivable from Westlake Chemical. For the nine months ended September 30, 2021, MLP distributable cash flow of $54.8 million decreased by $1.6 million compared to the first nine months of 2020 MLP distributable cash flow of $56.4 million. The decrease in MLP distributable cash flow as compared to the prior-year period was primarily attributable to reduced earnings attributable to the planned turnaround of Petro 2 as well as increased maintenance costs and turnaround reserves.
On November 1, 2021, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the third quarter of 2021 of $0.4714 per unit to be payable on November 29, 2021 to unitholders of record as of November 12, 2021, representing the 29th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage of 1.06x the declared distributions for the third quarter of 2021.
"We are working diligently to complete the turnaround of our Petro 2 facility and expect to restart the facility in December. The Partnership continues to see strong consumer markets for construction materials and packaging, which drove downstream demand for ethylene," said Albert Chao, President and Chief Executive Officer. "As we look ahead we are seeing sustained strength in our business and the demand for downstream derivatives. The Partnership is well positioned to provide consistent cash flows while continuing to pay a healthy distribution. We are optimistic about the future and the value we can deliver to our unitholders."
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OpCo's Ethylene Sales Agreement with Westlake Chemical is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake Chemical for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to timing expectations regarding the restart of the Petro 2 facility following completion of the turnaround, the ability to provide consistent cash flow and pay a healthy distribution, and the expectation for sustained strength in the business are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, the COVID-19 pandemic and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC in March 2021.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Chemical Corporation's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' third quarter 2021 results will be held Tuesday, November 2, 2021 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 828 54 07.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, November 9, 2021. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 828 54 07.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/9ssoi6jp and the earnings release can be obtained via the Partnership web page at: https://investors.wlkpartners.com/corporate-profile/default.aspx.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$247,887	$217,763	$708,646	$660,022
Net co-product, ethylene and other sales—third parties	46,079	14,206	175,756	60,996
Total net sales	293,966	231,969	884,402	721,018
Cost of sales	218,038	131,578	589,746	427,049
Gross profit	75,928	100,391	294,656	293,969
Selling, general and administrative expenses	7,792	6,255	24,734	18,590
Income from operations	68,136	94,136	269,922	275,379
Other income (expense)
Interest expense—Westlake	(2,190)	(2,320)	(6,650)	(9,701)
Other income, net	24	17	52	725
Income before income taxes	65,970	91,833	263,324	266,403
Income tax provision (benefit)	(105)	(15)	333	408
Net income	66,075	91,848	262,991	265,995
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	53,285	73,313	209,956	214,853
Net income attributable to Westlake Partners	$12,790	$18,535	$53,035	$51,142

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.36	$0.53	$1.51	$1.45

Distributions declared per unit	$0.4714	$0.4714	$1.4142	$1.4142

MLP distributable cash flow	$12,977	$21,188	$54,760	$56,380

Distributions declared
Limited partner units—publicly and privately held	$9,943	$9,933	$29,817	$29,800
Limited partner units—Westlake	6,657	6,658	19,971	19,972
Total distributions declared	$16,600	$16,591	$49,788	$49,772
EBITDA	$94,746	$120,076	$352,804	$353,871

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2021	December 31, 2020

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$18,647	$17,154
Receivable under the Investment Management Agreement—Westlake	196,252	123,228
Accounts receivable, net—Westlake	57,020	108,028
Accounts receivable, net—third parties	12,168	11,029
Inventories	6,590	3,474
Prepaid expenses and other current assets	566	392
Total current assets	291,243	263,305
Property, plant and equipment, net	1,022,181	1,050,677
Other assets, net	47,138	42,506
Total assets	$1,360,562	$1,356,488

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$54,559	$39,754
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	1,510	1,923
Total liabilities	455,743	441,351
Common unitholders—publicly and privately held	474,062	471,701
Common unitholder—Westlake	49,576	48,270
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	281,066	277,399
Noncontrolling interest in OpCo	623,753	637,738
Total equity	904,819	915,137
Total liabilities and equity	$1,360,562	$1,356,488
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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2021	2020

	(In thousands of dollars)
Cash flows from operating activities
Net income	$262,991	$265,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82,830	77,767
Other balance sheet changes	40,756	(2,886)
Net cash provided by operating activities	386,577	340,876
Cash flows from investing activities
Additions to property, plant and equipment	(38,490)	(29,170)
Maturities of investments with Westlake under the Investment Management Agreement	203,000	276,000
Investments with Westlake under the Investment Management Agreement	(276,000)	(305,000)
Other	126	—
Net cash used for investing activities	(111,364)	(58,170)
Cash flows from financing activities
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(223,941)	(229,526)
Quarterly distributions to unitholders	(49,779)	(49,772)
Net cash used for financing activities	(273,720)	(279,298)
Net increase in cash and cash equivalents	1,493	3,408
Cash and cash equivalents at beginning of period	17,154	19,923
Cash and cash equivalents at end of period	$18,647	$23,331

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2021	2020	2021	2020

	(In thousands of dollars)
Net cash provided by operating activities	$131,710	$99,459	$117,157	$386,577	$340,876
Changes in operating assets and liabilities and other	(11,416)	(33,384)	(25,309)	(123,586)	(74,881)
Net Income	120,294	66,075	91,848	262,991	265,995
Add:
Depreciation, amortization and disposition of property, plant and equipment	28,734	26,958	26,476	84,590	78,767
Mark-to-market adjustment loss (gain) on derivative contracts	—	—	1,572	—	(215)
Less:
Contribution to turnaround reserves	(12,463)	(10,795)	(9,890)	(35,590)	(29,697)
Maintenance capital expenditures	(14,344)	(15,346)	(6,509)	(41,433)	(25,858)
Distributable cash flow attributable to noncontrolling interest in OpCo	(96,683)	(53,915)	(82,309)	(215,798)	(232,612)
MLP distributable cash flow	$25,538	$12,977	$21,188	$54,760	$56,380

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2021	2020	2021	2020

	(In thousands of dollars)
Net cash provided by operating activities	$131,710	$99,459	$117,157	$386,577	$340,876
Changes in operating assets and liabilities and other	(11,416)	(33,384)	(25,309)	(123,586)	(74,881)
Net Income	120,294	66,075	91,848	262,991	265,995
Less:
Other income, net	21	24	17	52	725
Interest expense	(2,224)	(2,190)	(2,320)	(6,650)	(9,701)
Income tax benefit (provision)	(263)	105	15	(333)	(408)
Income from operations	122,760	68,136	94,136	269,922	275,379
Add:
Depreciation and amortization	28,702	26,586	25,923	82,830	77,767
Other income, net	21	24	17	52	725
EBITDA	$151,483	$94,746	$120,076	$352,804	$353,871